Exhibit 10.1
NOTICE

This Restricted Stock Award Agreement (“Agreement”) will be valid only if the Grantee executes and delivers this Agreement and the attached Stock Power of Attorney to Vail Banks, Inc., Attn: Lisa M. Dillon on or before March ___, 2005.

VAIL BANKS, INC.

RESTRICTED STOCK AWARD AGREEMENT

THIS AGREEMENT, made and entered into as of the 21st day of March, 2005, by and between Vail Banks, Inc. (“the “Company”) and Gary S. Judd (“Grantee”).

WITNESSETH THAT:

WHEREAS, as an inducement for Grantee to enter into employment with the Company, the Company agreed to grant Grantee certain restricted shares of the Company’s Common Stock if Grantee assumed additional executive responsibilities within the Company; and

WHEREAS, the Board of Directors of the Company has determined that Grantee has satisfied such conditions and desires to complete the inducement grant in the manner agreed to;

NOW, THEREFORE, IT IS AGREED, by and between the Company and the Grantee, as follows:

1.	Award of Restricted Stock

The Company hereby grants to the Grantee an award of 100,000 shares of the Company’s Common Stock, subject to, and in accordance with, the restrictions, terms and conditions set forth in this Agreement (the “Restricted Stock”). The grant date of this award of Restricted Stock is March 21, 2005 (“Grant Date”).

2.	Restrictions

2.1 Subject to Sections 2.2, 2.3, and 2.4 below, if the Grantee remains employed by the Company, the Grantee shall become vested in the Restricted Stock based upon the Company’s achievement of the performance targets and other performance goals set forth on Schedule A attached hereto and made a part here of (as such Schedule A may be supplemented or amended from time to time), as follows: 10% of the shares of Restricted Stock shall vest on each anniversary of the Grant Date (each such date shall be a “Vesting Date” and March 21, 2015 shall be the “Final Vesting Date”) if the performance targets or other goals with respect to such Vesting Date have been satisfied on or before the Vesting Date. On each Vesting Date (if the performance targets and other performance goals have been met), Grantee shall own the vested shares of Restricted Stock free and clear of all restrictions imposed by this Agreement (except those imposed by Section 3.4 below). If the performance targets and other performance goals for a Vesting Date are not met, unless the Company otherwise determines, the shares ofRestricted Stock that would vest on such Vesting Date shall be forfeited and cancelled as of such Vesting Date. For purposes of this Agreement, employment with any subsidiary of the Company, or service as a member of the Company’s Board of Directors (“Board”) or the board of directors of any subsidiary of the Company, shall be considered employment with the Company.

2.2 In the event, prior to the Final Vesting Date, (i) Grantee dies while actively employed by the Company, (ii) Grantee has his employment terminated by reason of Disability (as defined in Section 2.5 below), (iii) Grantee’s employment is terminated by the Company other than for Cause (as defined in Section 2.5 below), or (iv) Grantee terminates his employment for Good Reason (as defined in Section 2.5 below), the shares of Restricted Stock that have not been forfeited and cancelled as of such date shall become fully vested and nonforfeitable as of the date of Grantee’s death, Disability or termination of employment. The Company shall deliver certificate(s) for such Restricted Stock, free and clear of any restrictions imposed by this Agreement (except for Section 3.4) to Grantee (or, in the event of death, his surviving spouse or, if none, to his estate) as soon as practical after his date of death or termination for Disability, termination without Cause, or termination for Good Reason. If Grantee terminates his employment without Good Reason or if the Company terminates Grantee for Cause, the Restricted Stock shall cease to vest further and Grantee shall only be entitled to the Restricted Stock that is vested as of his date of termination.

2.3 Notwithstanding the other provisions of this Agreement, in the event of a Change in Control (as defined in Section 2.5 below) prior to Grantee’s Final Vesting Date, the shares of Restricted Stock that have not been forfeited and cancelled as of such date shall become fully vested and nonforfeitable as of the date of the Change in Control. On or as soon as practical after the date of the Change in Control, the Company shall deliver to Grantee a certificate(s) for such Restricted Stock, free and clear of any restrictions imposed by this Agreement.

2.4 The Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered prior to the date Grantee becomes vested in the Restricted Stock.

2.5 Definitions.

(a) “Cause” means: (i) willful misconduct on the part of the Grantee that is materially detrimental to the Company; or (ii) the conviction of the Grantee for the commission of a felony. The existence of “Cause” under either (i) or (ii) shall be determined by the Board or a committee of the Board. Notwithstanding the foregoing, if the Grantee has entered into an employment agreement that is binding as of the date of employment termination, and if such employment agreement defines “Cause,” and/or provides a means of determining whether “Cause” exists, such definition of “Cause” and/or means of determining its existence shall supersede this provision.

(b) A “Change in Control” shall be deemed to have occurred if:

(i) An acquisition by any Person (as defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended from time to time (the “Exchange Act”), including a “group” as defined in Section 13(d) thereof) of Beneficial

Ownership (as defined in Rule 13d-3 of the Exchange Act) of the shares of the Company then outstanding (the “Company Common Stock Outstanding”) or the voting securities of the Company then outstanding entitled to vote generally in the election of directors (the “Company Voting Securities Outstanding”), if such acquisition of Beneficial Ownership results in the Person beneficially owning (within the meaning of Rule 13d-3 promulgated under the Exchange Act) twenty-five percent (25%) or more of the Company Common Stock Outstanding or twenty-five percent (25%) or more of the combined voting power of the Company Voting Securities Outstanding; provided, that immediately prior to such acquisition such Person was not a direct or indirect Beneficial Owner of twenty-five percent (25%) or more of the Company Common Stock Outstanding or twenty-five percent (25%) or more of the combined voting power of Company Voting Securities Outstanding, as the case may be; or

(ii) The consummation of a reorganization, merger, consolidation, complete liquidation or dissolution of the Company, the sale or disposition of all or substantially all of the assets of the Company or similar corporate transaction (in each case referred to in this Section 2.5(b) as a “Corporate Transaction”) or, if consummation of such Corporate Transaction is subject to the consent of any government or governmental agency, the obtaining of such consent (either explicitly or implicitly);

(iii) A change in the composition of the Board of Directors such that the individuals who, as of the Grant Date, constitute the Board (such Board shall be hereinafter referred to as the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, for purposes of this Section 2.5(b) that any individual who becomes a member of the Board subsequent to the Grant Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; but, provided, further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act, including any successor to such Rule), or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board, shall not be so considered as a member of the Incumbent Board;

(iv) Notwithstanding the provisions set forth in subsections (i) and (ii), the following shall not constitute a Change in Control for purposes of this Agreement: (1) any acquisition of shares by, or consummation of a Corporate Transaction with, any subsidiary or any employee benefit plan (or related trust) sponsored or maintained by the Company or an affiliate; or (2) any acquisition of shares, or consummation of a Corporate Transaction, following which more than fifty percent (50%) of, respectively, the shares then outstanding of common stock of the corporation resulting from such acquisition or Corporate Transaction and the combined voting power of the voting securities then outstanding of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were Beneficial Owners, respectively, of the Company Common Stock Outstanding and Company Voting Securities Outstanding immediately prior to such acquisition or Corporate Transaction in substantially the same proportions as their ownership, immediately prior to such acquisition or Corporate Transaction, of the Company Common Stock Outstanding and Company Voting Securities Outstanding, as the case may be.

(c) “Disability” shall have the meaning ascribed to such term in the Company’s long-term disability plan covering the Grantee, or in the absence of such a plan, a meaning consistent with Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (the “Code”).

(d) “Good Reason” shall mean:

(i) the assignment to Grantee of any duties inconsistent with his positions, duties, responsibilities and status with the Company, its subsidiaries and affiliates as of the date hereof, or a change in his reporting responsibilities, titles or offices which were in effect as of the date hereof, or any removal of him from, or any failure to re-elect him to, any of such positions, except in connection with the termination of his employment by the Company for Cause or as a result of his death or Disability or termination by him other than for Good Reason;

(ii) a reduction by the Company in the Grantee’s base salary as in effect on the date hereof or as the same may be increased from time to time, or failure to give him annual salary increases consistent with performance review ratings as compared with other employees of the same or similar rank;

(iii) a failure by the Company to cover Grantee under an annual bonus program comparable to the annual bonus program provided to him as of the date hereof; or

(iv) The Company’s requiring that Grantee be based anywhere other than the Company’s offices in the Denver, Colorado area, except for required travel on Company business to an extent substantially consistent with his present business travel obligations, or in the event that Grantee consents to any such relocations, the failure by the Company to pay (or reimburse him for) all reasonable moving expenses incurred by him.

(v)  the failure by the Company to continue in full force  and effect any benefit, retirement, savings or compensation plan or any employee life, accident, disability, medical, dental, vision or other employee welfare benefit plan in which Grantee is participating at the date hereof, the taking of any action by the Company which would adversely affect his participation in or materially reduce his benefits under any of such plans or deprive him of any material fringe benefit or perquisite (including but not limited to the provision of an automobile and the payment of club dues) enjoyed by him at the date hereof, or the failure by the Company to provide him with the number of paid personal days to which he is then entitled in accordance with the policies in effect on the date hereof.

3.	Stock; Dividends; Voting

3.1 Upon delivery to the Company of the executed Stock Powers attached hereto, the Company shall register on the Company books stock certificate(s) evidencing the shares of Restricted Stock in the name of the Grantee. Physical possession or custody of such stock certificate(s) shall be retained by the Company until such time as the shares of Restricted Stock are fully vested in accordance with Section 2. While in its possession, the Company reserves the right to place a legend on the stock certificate(s) restricting the transferability of such certificates and referring to the terms and conditions (including forfeiture) of this Agreement. Upon forfeiture of all or a portion of the shares of Restricted Stock, the stock certificate(s) held on behalf of the Grantee for such forfeited Restricted Stock shall be transferred to the Company pursuant to the executed Stock Power described above.

3.2 During the period the Restricted Stock is not vested (and has not been forfeited), the Grantee shall be entitled to receive dividends and/or other distributions declared on such Restricted Stock and Grantee shall be entitled to vote such Restricted Stock.

3.3 In the event of a change in capitalization, the number and class of shares of Restricted Stock or other securities that Grantee shall be entitled to, and shall hold, pursuant to this Agreement shall be appropriately adjusted or changed to reflect the change in capitalization, provided that any such additional shares of Restricted Stock or additional or different shares or securities shall remain subject to the restrictions in this Agreement. If additional shares of common stock of the Company or another corporation, or other consideration is issued in connection with the Restricted Stock at a time at which the restrictions specified in this Agreement have not lapsed, the Grantee shall execute and deliver to the Company additional Stock Power(s) of Attorney with respect to any such shares of stock, deliver to the Company the stock certificates representing such shares, and forward to the Company any such other consideration. Such stock certificates and/or other consideration shall be retained by the Company and shall be credited to the account of the Grantee and shall be distributed to the Grantee, subject to forfeiture and the other terms and conditions of this Agreement, at the same time as the shares of Restricted Stock are to be distributed free of all restrictions.

3.4 The Grantee represents and warrants that he is acquiring the Restricted Stock for investment purposes only, and not with a view to distribution thereof. The Grantee is aware that the Restricted Stock may not be registered under the federal or any state securities laws and that, in addition to the other restrictions on the Restricted Stock, the shares will not be able to be transferred unless an exemption from registration is available. By making this award of Restricted Stock, the Company is not undertaking any obligation to register the Restricted Stock under any federal or state securities laws.

4.	No Right to Continued Employment

Nothing in this Agreement shall be interpreted or construed to confer upon the Grantee any right with respect to continuance of employment by the Company or a subsidiary, nor shall this Agreement interfere in any way with the right of the Company or a Subsidiary to terminate the Grantee’s employment at any time, subject to Grantee’s rights under this Agreement.

5.	Taxes and Withholding

The Grantee shall be responsible for all federal, state and local income taxes payable with respect to this award of Restricted Stock and any employment taxes payable by Grantee as an employee. The Grantee shall have the right to make such elections under the Code, as are available in connection with this award of Restricted Stock, including a Section 83(b) election. The Company and Grantee agree to report the value of the Restricted Stock in a consistent manner for federal income tax purposes. The Company shall have the right to retain and withhold from any payment of Restricted Stock the amount of taxes required by any government to be withheld or otherwise deducted and paid with respect to such payment. The Company may require Grantee to reimburse the Company for any such taxes required to be withheld and may withhold any distribution in whole or in part until the Company is so reimbursed. In lieu thereof, the Company shall have the right to withhold from any other cash amounts due to Grantee an amount equal to such taxes required to be withheld or withhold and cancel (in whole or in part) a number of shares of Restricted Stock having a market value not less than the amount of such taxes.

6.	Modification of Agreement

This Agreement may be modified, amended, suspended or terminated, and any terms or conditions may be waived, but only by a written instrument executed by the parties hereto.

7.	Severability

Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Agreement shall not be affected by such holding and shall continue in full force in accordance with their terms.

8.	Governing Law

The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Colorado without giving effect to the conflicts of laws principles thereof.

9.	Successors in Interest

This Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns, and upon any person acquiring, whether by merger, consolidation, reorganization, purchase of stock or assets, or otherwise, all or substantially all of the Company’s assets and business. This Agreement shall inure to the benefit of the Grantee’s legal representatives. All obligations imposed upon the Grantee and all rights granted to the Company under this Agreement shall be final, binding and conclusive upon the Grantee’s heirs, executors, administrators and successors.

10.	Resolution of Disputes

Any dispute or disagreement which may arise under, or as a result of, or in any way relate to the interpretation, construction or application of this Agreement shall be determined by the Board or a committee of the Board. Any determination made hereunder shall be final, binding and conclusive on the Grantee and the Company for all purposes.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

VAIL BANKS, INC. By: ___________________________ Lisa M. Dillon, Vice Chairman
GRANTEE: Gary S. Judd

STOCK POWER

FOR VALUE RECEIVED, the undersigned does hereby assign and transfer to ____________________________________ _______________________________ (_____) shares of the common stock of Vail Banks, Inc. (the “Company”) registered on the books of the Company in the name of the undersigned (whether a certificate has been issued or not), and does hereby irrevocably constitute and appoint _________________________________ attorney to transfer said stock on the books of the Company, with full power of substitution in the premises.

DATED: ______________________

Name: Gary S. Judd

SCHEDULE A

Vesting Date	Performance Targets and Goals

March 21, 2006	1. Company achieving net profit after tax
on a fully consolidated basis of $4.2 million
for 2005
2. CAMELS rating of “2” or better for Vail Banks, Inc. and WestStar Bank on the then most recent regulator safety and soundness examination report

March 21, 2007 and later years	Performance Targets and other goals will be
established at the beginning of the Company’s
fiscal year.

The determination of whether a Performance Target has been met will be based upon the Company’s financial statements, adjusted by the Company as it deems appropriate to take into account changes to the business or its operations, acquisitions or dispositions, tax law changes, accounting changes or similar unusual events or items.